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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC.
  AND SUBSIDIARIES
                                         13 Weeks Ended       39 Weeks Ended
                                       Oct. 29,  Oct. 30,  Oct. 29,   Oct. 30,
                                         1994      1993      1994       1993
                                        (In thousands, except per share data)
Income from continuing operations       $  824   $ 2,130    $ 4,028   $12,259
Preferred stock dividends                   (1)       (7)        (9)      (20)

Net Income applicable to common stock   $  823   $ 2,123    $ 4,019   $12,239


SIMPLE AND PRIMARY
  Weighted average shares outstanding 22,021 21,956 22,002 22,010 Net effect of dilutive stock options - based on the treasury
    method                                 (56)      132         35       211
     TOTAL                              21,965    22,088     22,037    22,221

  Per common share amounts: Simple
  Net Income applicable to common
    stock                               $  .04   $   .10    $   .18   $   .56

  Per common share amounts: Primary
  Net income applicable to common
    stock                               $  .04   $   .10    $   .18   $   .55

FULLY DILUTED
  Weighted average shares outstanding 22,021 21,956 22,002 22,010 Net effect of dilutive stock options - based on the treasury
    method                                 (56)      180         41       242
    TOTAL                               21,965    22,136     22,043    22,252

  Per common share amounts: Fully
    diluted
  Net Income applicable to common
    stock                               $  .04   $   .10    $   .18   $   .55

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